                                                                     EXHIBIT 1.1


                         ATLAS CAPITAL SERVICES, INC.

                                 June 4, 2001

Mr. John Stuart
Chief Financial Officer
Irvine Sensors Corp
3001 Redhill Avenue
Costa Mesa, CA 92626

         Re: Finder Agreement
             ----------------

Dear John:

         This letter confirms the agreement ("Agreement") between Irvine Sensors
                                              ---------
Corporation and its affiliated companies (collectively the "Company") to retain
                                                            -------
Atlas Capital Services, Inc. ("Atlas"), a registered broker-dealer and member of the NASD to provide the services described below.

         1.    Services
               --------

            1.1 Atlas has and shall continue to use its reasonable best efforts to introduce to the Company a limited number of corporations, partnerships, mutual funds, hedge funds, accredited investors, investment partnerships, securities firms, lending and other institutions and entities (collectively "Entities") which may engage in or provide a "Transaction" (as defined below) to the Company. As used herein, the term "Entities" also means and includes any party, which is directly or indirectly connected with or related to one of the Entities described above including, without limitation, all affiliates as well as any referral from any of the Entities, any client or customer of any of the Entities, and any investor in any of the Entities.

            1.2 Except as set forth below, all services provided by Atlas under this Agreement shall be at Atlas's cost and risk. Atlas's sole compensation, if any, shall be a "Transaction Fee" (as set forth in Section 4 below) upon consummation of a Transaction in any form with any Entity introduced to the Company by Atlas.

            1.3 The Company acknowledges that Atlas's responsibilities shall be limited to the foregoing, and that Atlas shall have no (i) authority to offer or sell securities of the Company to any potential Entity, (ii) responsibility to participate or assist in any negotiations between any potential Entity and the Company, and (iv) no responsibility for fulfilling any reporting or filing requirements of the Company pursuant to applicable federal and state securities laws. The foregoing notwithstanding, if any filings or submissions are required of Atlas by the NASD in connection with any Transaction, Atlas shall take all steps necessary and proper to obtain required clearances. In addition, the Company expressly acknowledges and agrees that Atlas's obligations hereunder are on a reasonable best effort basis only and that the execution of this Agreement does not constitute a commitment by Atlas to purchase or sell the securities of the Company.

          1.4 Notwithstanding anything in this Agreement to the contrary, the Company shall have the sole and absolute discretion to accept or not accept the terms of any Transaction. Neither the Company nor any of its affiliates shall have any liability whatsoever to Atlas or any other person or entity resulting from its decision not to enter into a proposed Transaction, regardless of the terms of the proposed Transaction.

          2.   Term
               ----

          This Agreement shall take effect immediately and shall continue for a term of one hundred twenty (120) days unless terminated by either party upon thirty (30) days prior written notice to the other or unless extended by mutual written agreement of the Company and Atlas. Notwithstanding the foregoing, the parties hereto agree that the term "Entities" shall include any Entities introduced to the Company by Atlas prior to the date of this Agreement.

          3.   Information
               -----------

          In connection with Atlas's engagement hereunder, the Company will furnish Atlas and any prospective Entity with any information concerning the Company that Atlas reasonably deems appropriate and will provide Atlas and prospective Entities with reasonable access to the Company's officers, directors, accountants, counsel and other advisors. In addition, Atlas shall be kept fully informed of any events that are reasonably likely to have a material effect on the financial condition of the Company. The Company represents and warrants to Atlas that all such information concerning the Company and all private placement materials, whether in the form of a letter, circular, memorandum, notice or otherwise to be used in placing the securities, to the extent that the Securities are placed in a private placement, or an appropriate subscription agreement, to the extent that the securities to be placed have been publicly registered ("Materials") will, to the best of its knowledge and belief,
                      ---------
be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that Atlas will not undertake any "due diligence" investigation and will be using and relying upon the information supplied by the Company and its officers, agents and others, the Materials, and any other publicly available information concerning the Company.

          4.   Transaction Fee
               ---------------

          In consideration of Atlas's services, Atlas shall be entitled to receive, and the Company hereby agrees to pay to Atlas, the following:

          4.1 Atlas shall receive a Transaction Fee in cash or certified check equal to 5% of the principal amount of the Transaction Amount (as defined below), and shall be paid as proceeds are received by the Company from any Transaction with an Entity introduced to the Company by Atlas. Any portion of Atlas's Transaction Fee that is attributable to proceeds to be received by the Company upon the occurrence of a future event, or the satisfaction of a contingency shall be paid when the event occurs or the contingency is satisfied.

          4.2 In addition to the foregoing, upon consummation of a Transaction, the Company will issue to Atlas and/or its designee(s) warrants (the "Warrants") to purchase securities comparable to those purchased by the Entities (which securities may include common stock, units, warrants or other securities) in an amount equal to 5% of the securities purchased by the Entities. The Warrants shall be purchased for a nominal sum and shall be exercisable for a period of five years from the date of closing with an exercise price equal to the highest effective per security price paid for such security or securities in the Transaction or to be paid upon exercise or conversion of any security or securities purchased in the Transaction by the Entities engaging in the Transaction. The terms of the Warrants shall be set forth in one or more agreements (the "Warrant Agreements") in form and substance reasonably satisfactory to Atlas and the Company. The Warrant Agreements shall contain customary demand and piggyback registration rights consistent with the registration rights granted to the Investors.

          4.3 Atlas's Transaction Fee shall have been earned and shall be payable to Atlas upon consummation of any Transaction which occurs as a result of this Agreement with any Entity introduced to the Company by Atlas in which a Transaction was made in whole or in part (1) prior to or during the term of this
                                             -----------
Agreement (hereafter "Phase I"); or, (2) within 18 months following the termination date of this Agreement (hereafter "Phase II") with regard to an Entity introduced to the Company by Atlas with which Atlas or the Company has had any communications during Phase I.

          4.4 As used herein, the term Transaction Amount" shall mean the gross amount of all consideration, including without limitation to, all cash, cash equivalents, notes, restrictive covenant agreements, employment agreements, stock, warrants, and/or assets that is exchanged or provided to or by the Company or its shareholders, affiliates, or subsidiaries in a Transaction, or any entities formed in or which results from a Transaction. The Transaction amount shall be cumulative (e.g., if the Company receives initial consideration and then subsequently received royalty an/or licensing fees, warrant exercise funds, etc,.) such that the Transaction Amount shall include all such consideration.

          5.   Transaction.
               -----------

          5.1 As used herein, the term "Transaction" means any business agreement, arrangement or transaction or series or combinations thereof which may include sales or exchanges of stock, warrants, or assets, or the making of loans, leases and other arrangements of every type and description, by which, directly or indirectly, an interest in the Company, its affiliates, or any business with common management with the Company, or any of their respective assets, capital stock or other securities is transferred to another Entity, including, without limitation, by way of or in the form of, an investment, merger, acquisition, sale or exchange of stock or assets, lease of assets, with or without purchase option, joint venture, licensing arrangements, minority investment, or partnership.



          5.2 As used herein, the term "Transaction" also means any business agreement, arrangement or transaction or series or combinations thereof which may include sales or exchanges of stock, warrants, or assets, or the making of loans, leases and other arrangements of every type and description by which, directly or indirectly, an interest in any Entity is transferred to the Company, its affiliates, or any business with common management with the Company, or any of their respective assets, capital stock or other securities, including, without limitation, by way of and in the form of an investment, merger, acquisition, sale or exchange of stock or assets. lease of assets, with or without purchase option, joint venture, licensing arrangements, minority investment, or partnership.

          6.   Non-Circumvent
               --------------

          In order to prevent the Company from circumventing Atlas's position with an Entity, the Company agrees that whether or not any Transaction concerning the Company is completed, for a two-year period commencing from the date of this Agreement, without the prior express written consent of Atlas, neither the Company nor any of its officers, employees, or agents will (a) contact directly or indirectly any person or Entity introduced to the Company by Atlas during the term of this Agreement; or (b) circumvent Atlas's position with respect to the Company or said Entity in any manner whatsoever.

          7.   Non-Exclusive
               -------------

          Each party acknowledges and agrees that the rights granted to the other in this Agreement are non-exclusive, and that, without limiting the generality of the foregoing, nothing in this Agreement shall be deemed or construed to prohibit either party herein from participating in similar business arrangements as those described herein.

          8.   Indemnification
               ---------------

          The Company shall indemnify Atlas under its standard indemnification provisions attached hereto as Schedule A and made a part hereof.
                              ----------

          9.   General Provisions
               ------------------

          9.1 This Agreement may not be amended or modified except in writing signed by both parties to the Agreement and shall be governed by and construed in accordance with the laws of the State of New York. Any and all claims, disputes, or controversies arising out of this Agreement will be resolved by arbitration before the NASD and that with respect to this Agreement, a party may seek injunctive relief and ancillary damages before the NASD. Each party irrevocably consents to subject matter jurisdiction before the NASD. The parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party for punitive or similar damages. The parties agree that any award or decision by the NASD shall be final and binding upon the parties and a judgement may be entered in a court of competent jurisdiction upon such award or decision. The parties agree that the situs of any arbitration or legal proceedings hereunder shall be the City of New York.

          9.2 All notices and other communications hereunder shall be deemed given upon (a) the sender's confirmation of receipt of a facsimile transmission to the recipient's facsimile number set forth below, (b) confirmed delivery by a standard overnight carrier to the recipient's address set forth below, (c) delivery by hand to the recipient's address set forth below or (c) the expiration of five (5) business days after the day mailed in the United States by certified or registered mail, postage prepaid, return receipt requested, addressed to the recipient's addresses set forth below (or, in each case, to or at such other facsimile number or address for a party as such party may specify by notice given in accordance with this Section 9.2):

               (a)    If to the Company, to:

                           Mr. John J. Stuart, Jr.
                           Chief Financial Officer
                           Irvine Sensors Corp.
                           3001 Redhill Avenue
                           Costa Mesa, CA 92626
                           Fax: (714) 444-8773

               (b)    If to Atlas, to:

                             Marat Roisenberg
                             Executive Vice-President
                             Atlas Capital Services, Inc.
                             225 Broadway, Suite 910
                             New York, New York 10007
                             Fax: (212) 267-3501

          9.3 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

          9.4 Atlas shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Atlas shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

          9.5 The Company hereby represents that it is a sophisticated business enterprise that has retained Atlas for the limited purposes set forth in this letter, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this letter.

          9.6 Execution of this letter by the Company, and return of a signed copy, by fax or otherwise to Atlas, completes this Agreement between Atlas and the Company. Atlas will begin work with the Company to provide the services contemplated herein.

               If the foregoing is acceptable to you, please sign and return the enclosed copy of this letter to my attention.


                                              Very truly yours.

                                              ATLAS CAPITAL SERVICES, INC.

                                          By: /s/ Marat Roisenberg
                                              -------------------------------
                                              Name: Marat Roisenberg
                                              Title: Executive Vice-President

AGREED AND ACCEPTED:

IRVINE SENSORS CORPORATION


By:   /s/ John J. Stuart, Jr.
   ---------------------------
Name:  John J. Stuart, Jr.
Title: Chief Financial Officer

Date:      June 5, 2001
     -------------------------

                                  Schedule A



Atlas Capital Services, Inc.
225 Broadway, Suite 910
New York, NY 10007

Ladies and Gentlemen:

         In connection with our engagement of Atlas Capital Services, Inc. ("Atlas") as a Finder, we hereby agree to indemnify and hold harmless Atlas and its affiliates, and the respective directors, officers, shareholders, agents and employees of Atlas (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses as incurred by any of them (including the reasonable fees and expenses of counsel) which (A) relate to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made to any Indemnified Person in connection with our engagement of Atlas, or (B) otherwise relate to or arise out of Atlas's activities on our behalf under Atlas's engagement, including any action by Atlas to collect amounts owed to it in connection therewith, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action , suit or proceeding (collectively a "Claim"), in connection with pending or threatened litigation in which any Indemnified Person is a party. We will not, however, be responsible for any Claim which is finally judicially determined to have resulted exclusively from the gross negligence or willful misconduct of any person seeking indemnification hereunder. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Atlas except for any Claim incurred by us solely as a direct result of any Indemnified Person's gross negligence or willful misconduct.

         We further agree that we will not, without the prior written consent of Atlas, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such claim may be brought hereunder from any and all liability arising out of such claim.

         Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to do so notify us shall not relieve us from any obligations we may have hereunder, unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability we may have to any Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of reasonable fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines that having common counsel with the Company and/or another Indemnified Person would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and such Indemnified reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefore, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefore at its own expense.

         We agree that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not Atlas is the Indemnified Person), we and Atlas shall contribute to the Claim for which such indemnify is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Atlas on the other, in connection with Atlas's engagement referred to above, and the relative fault, as between us and the Indemnified Person in respect of the Claim, subject to the limitation that in no event shall the amount of Atlas's contribution to such Claim exceed the amount of fees actually received by Atlas from us pursuant to Atlas's engagement. We hereby agree that the relative benefits to us, on the one hand, and Atlas on the other, with respect to Atlas's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fee actually paid to Atlas in connection with such engagement; provided, however, that under no circumstances whatsoever shall Atlas be required to contribute to any such claim any amount in excess of the fee actually paid in connection with such engagement.

         Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect, any rights that any Indemnified Party may have at law or at equity.

         Should Atlas or its personnel be required or requested by us to provide documentary evidence or testimony in connection with any proceeding arising form or relating to Atlas's engagement, we agree to pay all reasonable expenses (including fees incurred for legal counsel) in complying therewith.

         We hereby consent to personal junction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by and Indemnified Person.

         It is understood that, in connection with Atlas's engagement, Atlas may be engaged to act in one or more additional capacities and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this Agreement shall apply to the original engagement, any such additional engagement and any modifications of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of Atlas's engagement(s).


                                   Very truly yours,

                                   IRVINE SENSORS CORP.



                                    By: /s/ John J. Stuart, Jr.
                                       --------------------------
                                       Name:  John J. Stuart, Jr.
                                       Title: Chief Financial Officer


Confirmed and agreed to:

ATLAS CAPITAL SERVICES INC.


By: /s/ Marat Roisenberg
    ---------------------------
      Name:  Marat Roisenberg
      Title: Executive Vice-President